Exhibit 99.1

Pacific Capital Bancorp and Pacific Capital Bank, N.A.

Announce Expiration and Final Results of Tender Offers

SANTA BARBARA, California – September 1, 2010 – Pacific Capital Bancorp (Nasdaq: PCBC) (the “Company”) and its wholly-owned subsidiary, Pacific Capital Bank, N.A. (the “Bank”), announced today the expiration and final results of the Company’s previously announced cash tender offers for any and all of its outstanding trust preferred securities (the “Trust Preferred Securities”) and the Bank’s previously announced cash tender offers for any and all of its outstanding subordinated debt securities (the “Subordinated Debt Securities”).

The tender offer for each series of Trust Preferred Securities and each series of Subordinated Debt Securities expired at 5:00 p.m., New York City time, on August 27, 2010 (the “Expiration Date”). As of the Expiration Date, the Bank had received valid tenders from holders of $50,000,000 in aggregate principal amount of the Subordinated Debenture due 2014, representing 100% of such securities, and $18,000,000 in aggregate principal amount of the 9.22% Subordinated Bank Notes due 2011, representing 50% of such securities, but the Company and the Bank had not received valid tenders from holders of any other Trust Preferred Securities or Subordinated Debt Securities. The Bank has accepted for purchase, and made payment for, all Subordinated Debt Securities validly tendered prior to the Expiration Date.

The complete terms and conditions of the tender offer for each series of Trust Preferred Securities are described in the Offer to Purchase dated May 17, 2010, as amended or supplemented from time to time, and the related Letter of Transmittal, and the complete terms and conditions of the tender offer for each series of Subordinated Debt Securities are described in the Offer to Purchase dated May 17, 2010, as amended or supplemented from time to time, and the related Letter of Transmittal.

TBC Securities, LLC acted as Dealer Manager in connection with the tender offers. For additional information regarding the terms of the tender offers, please contact TBC Securities, LLC at (703) 894-6000.

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This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities. The tender offers are being made solely pursuant to the applicable Offer to Purchase and the related Letter of Transmittal, which set forth the complete terms and conditions of the tender offers.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. For more information about factors that could cause actual results to differ from the Company’s expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, including the discussion under “Risk Factors,” as filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

About Pacific Capital Bancorp and Pacific Capital Bank, N.A.

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates 48 branches under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and First Bank of San Luis Obispo.

CONTACT INFORMATION:

Pacific Capital Bancorp

Debbie Whiteley, Executive Vice President, Investor Relations

805-884-6680

Debbie.Whiteley@pcbancorp.com

or

Financial Profiles

Tony Rossi, 310-478-2700 x13

trossi@finprofiles.com